Exhibit 99.1

May 25, 2010

Distribution:  All FIS Employees

Dear Colleagues:

Today we announced details regarding the leveraged recapitalization plan we told you about last week. The leveraged recapitalization will allow FIS to borrow money and use the proceeds to repurchase its common stock. The objective of the recapitalization is to enhance shareholder value and maintain the financial flexibility to continue executing on our business plans.

As stated in the news release, our Board of Directors has authorized a plan under which our Company will repurchase up to $2.5 billion of its common stock at a price range of between $29.00 - $31.00 per share through a modified “Dutch auction” tender offer. This provides FIS shareholders, including employees who hold FIS shares directly or through their 401(k) plans, an opportunity to sell all or a portion of their common shares.

In order to effect the proposed recapitalization, we intend to borrow approximately $2.5 billion of incremental debt. FIS is in a strong financial position and generates significant free cash flow, so we are very comfortable with the proposed debt levels that we will incur in repurchasing the company stock.

The recapitalization plan is consistent with our commitment to doing what is in the best interests of our company, our clients and our shareholders. It also represents the culmination of a thorough evaluation of the factors impacting the value of our common stock, our borrowing capacity and significant free cash flow generation. We have been evaluating our refinancing alternatives for some time, and our Board determined that this action is in the best interests of all stakeholders – including our valued employees. Our strong financial position, combined with appropriate market conditions and our excellent relationships with lenders, make this the right move at the right time.

We expect to complete the refinancing and repurchase of shares in the next eight to ten weeks, subject to certain customary closing conditions. This announcement has no impact on our day-to-day operations. I want to reiterate how impressed I have been – and continue to be – with your focus and hard work, particularly over the past several weeks.

On behalf of our management team, I thank you for your commitment and contributions to FIS.

Click here to read the news release.

Regards,

Frank Martire
FIS President and CEO

Forward-Looking Statements

This document contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the ability of the Company to incur additional debt and complete the repurchase, changes in general economic, business and political conditions and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

Additional Information

This communication is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation and offer to purchase the Company’s common stock will only be made pursuant to the offer to purchase and related materials that the Company will send to its shareholders. Shareholders will be able to obtain free copies of these materials and other documents filed by the Company with the Securities and Exchange Commission when available at www.sec.gov or at the Investors section of the Company’s website at www.fisglobal.com/AboutFIS. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer because they will contain important information about the offer.